Exhibit 10.1

Lease Agreement

Tianjin

Party A (lessor): General Steel (China) Co. Ltd.

Party B (leasee): Tianjin Daqiuzhuang Steel Plates Co., Ltd.

Aiming at defining the rights and obligations of both parties regarding property leases, Party A and Party B have reached the following agreement pursuant to relevant laws on a voluntary and equal basis according to law.

I.         Property scope and term of leases

1.
Party A voluntarily leases the workshops, lands, equipment and other properties (please see the List for Details) located at No. 1, Tongda Street, Daqizhuang Town, Jinghai County, Tianjin City to Party B, for the period from January 1, 2010 to December 31, 2011.

2.
If Party A wishes to continue the leasing of the property upon its expiry date, it shall notify Party B of the new lease conditions in written form one month before the expiry date. Under the same conditions, Party B enjoys the priority to lease the property.

4.	If Party A intends to make other arrangements for the property before expiry date, it shall notify Party B in written form two months in advance and reduce the rental payments accordingly.

II.	Annual rentals, payment schedule and other expenses

1.	Annual rental: RMB 20.16 million;

2.
Payment schedule: the rentals shall be calculated on an annual basis and paid on a monthly basis, i.e. a monthly rental of RMB 1.68 million shall be paid before the 10th date of each month. Party B shall be deemed to breach the Agreement if it fails to make payments on schedule. In such cases, Party A has the right to terminate the Agreement, cancel Party B’s rights to use the properties and make claims to Party B for overdue rentals and late fees.

3.
Party B shall not use any spare part or accessory part unless both parties have discussed and agreed on the prices thereof. Party B shall not dismantle Party A’s workshops and equipment within the scope of leases, nor is it allowed to destroy Party A’s basic infrastructures.

III.	Handover and takeover of the properties

1.	Party A agrees to lease the workshops, land, equipment and other properties and facilities (please see the List of Details) that it owns and both parties shall sign a list of properties accordingly.

2.
Both parties shall clear relevant formalities for handover and takeover of the properties according to the conditions specified by General Steel Holdings, Inc. Both parties shall discuss to settle any problem encountered during the handover and takeover. Party B shall repair the workshops, warehouses, equipment, machines and other properties by itself during the lease period.

3.	Upon return of the leased properties to Party A, Party B shall guarantee the proper operations and integrity of each property on the list of property handover.

IV.	Rights and obligations of both parties

1.	Party A shall enjoy the following rights and assume corresponding obligations on the premises of observing relevant state and local laws, regulations and policies:

(1)	Party A has the right to collect rentals according to the amount, schedule and mode as specified herein;

(2)	Party A has the right to supervise Party B’s implementations of the Agreement; and

(3)	Party A shall guarantee the normal operating conditions of Party B (government departments).

2.	Party B shall enjoy the following rights and assume obligations:

(1)	Fully perform its obligations as specified in the Agreement and bear various expenses payable to the government;

(2)	Properly use the leased properties without causing any losses of or damages to the properties;

(3)	Party B shall not sublease or lend the properties to a third Party without Party A’s written approval during the lease period;

(4)
Party B shall voluntarily safeguard the integrity of the properties and not transfer, assign and mortgage the properties during the lease period. Otherwise, Party B shall bear all losses arising therefrom;

(5)
Party B shall bear exclusive responsibilities for all losses arising from any personnel injuries, property losses, fires, thefts and police seizures due to its improper management during the lease period;

(6)	Party B must guarantee the cleanliness and tidiness of the premises, streets and storage yards and the orderly stacking of cargos thereon; and

(7)	Party B must guarantee the integrity of equipment, workshops and hoisting tools upon expiry of the lease period. It shall make compensations if any loss is incurred.

V.	Contract breaches, modifications and cancellations

1.	If either Party A or Party B violates the Agreement so that the Agreement can not be performed properly, the violating Party shall bear all responsibilities for compensations or breaches.

2.
If the Agreement can’t be performed due to force majuere or any other unforeseeable factor that is not caused by either party’s negligence, Party B may discuss with Party A to change or cancel the Agreement.

3.	If Party A’s breach of the Agreement hinders Party B from performing the Agreement, Party B shall be entitled to request cancellation of the Agreement and claim compensations from Party A.

4.
Either party that intends to modify or cancel the Agreement shall notify the other party in a timely manner and the Agreement may be cancelled upon mutual consent. The party held responsible for the modification to or cancellation of the Agreement shall compensate for the losses that the other party suffers.

VI.	Supplementary provisions

1.	This Agreement and its attachments shall take effect from the date of signing and terminate on the expiry date of the lease term.

2.	Both parties shall discuss to settle any issue not covered herein. Any dispute shall be brought to relevant authority or court for settlement.

3.	The List of Properties Handover and Takeover is an attachment of this Agreement.

4.	This Agreement is signed in quadruplicate and each party holds two copies.

Party A: General Steel Holdings, Inc	(Seal)

Authorized representative:	(Signature)

Party B: Tianjin Daqiuzhuang Steel Plates Co., Ltd	(Seal)

Authorized representative:	(Signature)

Made on: March 31, 2010